Exhibit 4.1

EXECUTION VERSION

DEALERTRACK TECHNOLOGIES, INC.,

as Issuer,

DEALERTRACK, INC.,

as Subsidiary Guarantor,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 1, 2015

1.50% Senior Convertible Notes due 2017

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE, dated as of October 1, 2015 (this “Supplemental Indenture”), among Dealertrack Technologies, Inc. (f/k/a DealerTrack Holdings, Inc.), a Delaware corporation, as issuer (the “Company”), Dealertrack, Inc. (f/k/a DealerTrack, Inc., the “Subsidiary Guarantor”), as subsidiary guarantor, and Wells Fargo Bank, National Association, a national banking association (the “Trustee”), as trustee.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of March 5, 2012 (such Indenture, as modified by this First Supplemental Indenture, and as the same may be further modified, being hereinafter called the “Indenture”), pursuant to which the Company issued its 1.50% Senior Convertible Notes due 2017 in an aggregate principal amount of $200,000,000 (the “Notes”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of June 12, 2015 (the “Merger Agreement”), by and among Cox Automotive, Inc. (“Parent”), Runway Acquisition Co. (“Acquisition Sub”), and the Company, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Sub will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a price per share of $63.25 (such amount or any higher amount per share of Common Stock that may be paid pursuant to an amended Offer, the “Offer Price”), without interest and subject to tax withholding. Promptly following the consummation of the Offer, (1) Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and each issued and outstanding share of Common Stock (other than certain shares as set forth in the Merger Agreement) will be converted into the right to receive the Offer Price, payable to the holder in cash, without interest and subject to tax withholding and (2) the Common Stock will cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (together, the “Merger”);

WHEREAS, the Merger constitutes a Merger Event as defined in the Indenture;

WHEREAS, Section 14.07 of the Indenture provides that, prior to or at the effective time of a Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Subsidiary Guarantor and the Trustee a supplemental indenture permitted under Sections 10.01(a) and 10.01(j) of the Indenture providing for a change of the right to convert each $1,000 principal amount of Notes into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Section 10.01(a) of the Indenture provides that the Company, when authorized by resolutions of the Board of Directors of the Company (the “Board of Directors”), the Subsidiary Guarantor and the Trustee, may enter into an indenture or indentures supplemental to the Indenture to provide for conversion rights of Holders of the Notes and the Company’s repurchase obligations in connection with a Fundamental Change and/or in the event of any transaction described in Section 14.07 of the Indenture;

WHEREAS, Sections 10.01(j) of the Indenture provides that the Company, when authorized by resolutions of the Board of Directors , the Subsidiary Guarantor and the Trustee, may enter into an indenture or indentures supplemental to the Indenture to make a change that does not adversely affect the rights of any Holder;

WHEREAS, the Board of Directors has duly authorized this Supplemental Indenture by resolutions adopted on June 11, 2015, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate described in Sections 10.05, 11.03 and 14.07(b) of the Indenture and an Opinion of Counsel described in Section 10.05 and 11.03 of the Indenture.

EXECUTION VERSION

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

Article 1.
Definitions

Section 1.01. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Article 2.
Amendments

Section 2.01. Conversion of Notes into the Reference Property. In accordance with and subject to Section 14.07 of the Indenture, as a result of the Merger, each $1,000 in principal amount of Notes is, from and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the right to receive the amount of cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger would have owned or been entitled to receive upon the Merger. For all conversions that occur after the effective date of the Merger in accordance with and subject to Article 14 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03 of the Indenture), multiplied by the price paid per share of Common Stock in the Merger and (ii) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the third Business Day immediately following the Conversion Date.

Article 3.
Miscellaneous Provisions

Section 3.01. Effect of this Supplemental Indenture. From the date hereof, the Indenture shall be and be deemed to be modified and amended in accordance herewith, and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company, the Subsidiary Guarantor and the Holders shall hereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 3.02. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.03. Notice of Supplemental Indenture. In accordance with Section 14.07(b) of the Indenture, the Trustee will, on the Company’s behalf, mail notice of the execution of this Supplemental Indenture to each Holder, at its address appearing on the Note Register provided for in the Indenture, within 20 days after execution hereof. Failure to deliver such notice shall not affect the legality or validity of this Supplemental Indenture.

Section 3.04. Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company and the Subsidiary Guarantor contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 3.05. Official Acts by Successor Company. Any act or proceeding by any provision of this Supplemental Indenture authorized or required to be done or performed by any board, committee or Officer of the Company or the Subsidiary Guarantor shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company or the Subsidiary Guarantor, respectively.

EXECUTION VERSION

Section 3.06. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

The Company and the Subsidiary Guarantor each irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture or the Securities may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company and the Subsidiary Guarantor each irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 3.07. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 3.08. Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.10. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.11. Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.12. No Security Interest Created. Nothing in this Supplemental Indenture, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.13. Conflict with Trust Indenture Act. If and to the extent that any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 3.14. USA Patriot Act. The Company and the Subsidiary Guarantor acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

EXECUTION VERSION

Section 3.15. FATCA. The Company hereby confirms to the Trustee it has no knowledge that that this Supplemental Indenture has resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes of which it has knowledge.  The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes to the knowledge of the Company, unless the Trustee receives written notice of such modification from the Company.

[Signature Pages Follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

DEALERTRACK TECHNOLOGIES, INC., as issuer

By:	/s/ Eric Jacobs
Name: Eric Jacobs
Title: EVP, CFO / CAO

DEALERTRACK, INC., as Subsidiary Guarantor

By:	/s/ Eric Jacobs
Name: Eric Jacobs
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President